                                                                    Exhibit 23.1

                         Consent of Independent Auditors


We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 33-34809) pertaining to the Tyler Corporation Stock Option Plan of our report dated December 17, 1999, with respect to the balance sheets of Cole-Layer-Trumble Company as of December 26, 1997, December 25, 1998 and October 1, 1999, and the related statements of income, shareholders' net investment, and cash flows for the years ended December 26, 1997 and December 25, 1998 and for the period ended October 1, 1999, included in the Form 8-K of Tyler Technologies, Inc. dated January 18, 2000.


                                    /s/ Ernst & Young LLP
                                    ------------------------



Dallas, Texas
January 18, 2000